Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-60304 on Form N-1A of our report dated September 24, 2007, relating to the financial statements and financial highlights of Lord Abbett Blend Trust – Lord Abbett Small-Cap Blend Fund, appearing in the Annual Report on Form N-CSR of Lord Abbett Blend Trust – Lord Abbett Small-Cap Blend Fund for the year ended July 31, 2007, and to the references to us under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

November 28, 2007